UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 29, 2018

DIAMONDBACK ENERGY, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35700	45-4502447
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

500 West Texas Suite 1200 Midland, Texas	79701
(Address of principal executive offices)	(Zip code)

(432) 221-7400

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Introductory Note

On November 29, 2018, Sidewinder Merger Sub Inc., an Alabama corporation (“Merger Sub), which is a wholly owned subsidiary of Diamondback Energy, Inc. (“Diamondback”), completed its previously announced merger with Energen Corporation, an Alabama corporation (“Energen”), pursuant to the Agreement and Plan of Merger, dated as of August 14, 2018 (the “Merger Agreement”), by and among Diamondback, Merger Sub and Energen. Pursuant to the Merger Agreement, Merger Sub merged with and into Energen (the “Merger”), with Energen continuing as the surviving corporation and as a wholly owned subsidiary of Diamondback. The events described in this Current Report on Form 8-K took place in connection with the completion of the Merger.

Item 1.01. Entry into a Material Definitive Agreement.

Amended Revolving Credit Facility

On November 29, 2018, Diamondback, as parent guarantor, Diamondback O&G LLC, as borrower (the “Borrower”), and certain other subsidiaries of Diamondback, as guarantors, entered into a ninth amendment (the “Ninth Amendment”) to the Second Amended and Restated Credit Agreement, dated as of November 1, 2013, with Wells Fargo Bank, National Association, as administrative agent, and the lenders party thereto (as amended, supplemented or otherwise modified to the date thereof, the “Amended Revolving Credit Facility”).

The Ninth Amendment permitted Diamondback to consummate the Merger and generally provided additional flexibility for Diamondback. Specifically, among other things, the Ninth Amendment (1) granted additional flexibility to Diamondback to consummate acquisitions of entities that are engaged in similar and related lines of business (including Energen), (2) increased the letter of credit commitment from $100 million to $150 million for letters of credit issued in connection with certain types of midstream assets and associated activities and from $15 million to $30 million for all other letters of credit, and (3) revised the calculation of the total debt to EBITDAX financial covenant (A) to remove the $50 million cap on netting of unrestricted cash in the calculation of total debt when funds are drawn under the credit facility, (B) to increase the amount of expenses incurred in connection with acquisitions and certain other transactions that may be added back in the definition of EBITDAX from $10 million to $50 million per calendar year, and (C) to give effect to the Merger and the previously reported transaction with Ajax Resources, LLC as if each was consummated on October 1, 2018. Additionally, the Ninth Amendment reaffirmed the borrowing base at $2.65 billion, and the aggregate elected commitment amount remained at $2.0 billion.

Immediately after the effective time of the Merger, Diamondback had approximately $1.4 billion in borrowings outstanding under the Amended Revolving Credit Facility, of which approximately $560.3 million was used by Diamondback to repay in full all borrowings under Energen’s credit facility outstanding immediately prior to the effective time of the Merger.

The preceding summary of the Ninth Amendment is qualified in its entirety by reference to the full text of such amendment, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Energen Notes

At the effective time of the Merger, Energen (as a wholly owned subsidiary of Diamondback) remained the issuer of an aggregate principal amount of $530 million in notes issued under an indenture dated September 1, 1996 with The Bank of New York as Trustee (the “Energen Indenture”). The notes (the “Energen Notes”) consist of: (1) $400 million aggregate principal amount of 4.625% senior notes due on September 1, 2021, (2) $100 million of 7-1/8% notes due on February 15, 2028, (3) $20 million of 7.32% notes due on July 28, 2022, and (4) $10 million of 7.35% notes due on July 28, 2027.

The Energen Notes are the senior unsecured obligations of Energen, and post-Merger, Energen (as a wholly owned subsidiary of Diamondback) will continue to be the sole issuer and obligor under the Energen Notes. The Energen Notes will not be obligations of Diamondback or any of its other subsidiaries. The Energen Notes will rank equally in right of payment with all other senior unsecured indebtedness of Energen, including any unsecured guaranties by Energen of indebtedness of Diamondback, and will be effectively subordinated to Energen’s senior secured indebtedness, including Energen’s secured guaranty of all borrowings and other obligations under the Amended Revolving Credit Facility to the extent of the value of the collateral securing such indebtedness.

The Energen Indenture contains investment-grade style covenants, and does not include a restriction on the payment of dividends. Immediately prior to the effective time of the Merger, Energen was in compliance with the covenants in the Energen Indenture.

With respect to the outstanding Energen Notes, Diamondback may take no action, or Diamondback may seek to amend the terms of the Energen Indenture or engage in liability management transactions with respect to, repay or refinance any or all of the Energen Notes, with any repayment coming from cash on hand or borrowings, including under the Amended Revolving Credit Facility.

On November 29, 2018, Energen guaranteed Diamondback’s Indebtedness (as defined in the Amended Revolving Credit Facility) and granted a lien on certain of its assets to secure such Indebtedness. As a result of such guarantee, the terms of the indentures governing Diamondback’s 4.750% Senior Notes due 2024 (the “2024 Notes”) and 5.375% Senior Notes due 2025 (the “2025 Notes”) obligate Diamondback to cause Energen to also guarantee the 2024 Notes and the 2025 Notes. Diamondback expects to cause Energen to also guarantee the 2024 Notes and the 2025 Notes within the time periods permitted in the indentures governing the 2024 Notes and the 2025 Notes.

Item 2.01. Completion of Acquisition or Disposition of Assets.

As discussed in the Introductory Note above, on November 29, 2018, Diamondback completed its previously announced Merger with Energen. At the effective time of the Merger, each eligible share of common stock, par value $0.01 per share, of Energen (“Energen Common Stock”), issued and outstanding immediately prior to the effective time of the Merger, was converted into the right to receive 0.6442 of a share of common stock, par value $0.01 per share, of Diamondback (“Diamondback Common Stock”), plus cash in lieu of any fractional shares that otherwise would have been issued (the “Merger Consideration”).

At the effective time of the Merger, (1) each outstanding stock option of Energen was converted into a stock option of equivalent value relating to shares of Diamondback Common Stock on the terms set forth in the Merger Agreement, (2) each stock appreciation right in respect of Energen Common Stock was converted into a stock appreciation right of equivalent value relating to shares of Diamondback Common Stock on the terms set forth in the Merger Agreement, (3) each outstanding performance share award of Energen with a performance period that is scheduled to terminate on December 31, 2018 became fully vested and was converted into the Merger Consideration with respect to each share subject to such award and (4) each outstanding time-vesting restricted stock unit award of Energen and (other than as provided in clause (3)) each performance share award of Energen was converted into a time-vesting Diamondback restricted stock unit award of equivalent value on the terms set forth in the Merger Agreement. Performance goals applicable to Energen performance share awards were deemed satisfied at the greater of target and actual performance as of the date of the Merger, as determined in accordance with the Merger Agreement.

The foregoing description of the Merger Agreement and the transactions contemplated thereby is qualified in its entirety by reference to the full text of the Merger Agreement, which is attached as Exhibit 2.1 to Diamondback’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on August 15, 2018 and is incorporated by reference herein.

The issuance of Diamondback Common Stock in connection with the Merger was registered under the Securities Act of 1933, as amended, pursuant to the Company’s registration statement on Form S-4 (File No. 333- 227328), as amended, declared effective by the SEC on October 24, 2018. The joint proxy statement/prospectus included in the registration statement contains additional information about the Merger.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(a) Financial Statements

The audited consolidated financial statements of Energen Corporation, comprised of the balance sheets as of December 31, 2017 and 2016, the related statements of operations for the years ended December 31, 2017, 2016 and 2015, the related statements of comprehensive income for the years ended December 31, 2017, 2016 and 2015, the related statements of shareholders’ equity for the years ended December 31, 2017, 2016 and 2015, the related statements of cash flows for the years ended December 31, 2017, 2016 and 2015, and the related notes to the audited consolidated financial statements were previously filed as Item 8 of Energen’s Annual Report on Form 10-K filed with the SEC on February 28, 2018 and are incorporated by reference as Exhibit 99.2 hereto and are incorporated by reference into this Item 9.01(a).

The unaudited consolidated financial statement of Energen Corporation, comprised of the balance sheet as of September 30, 2018 and December 31, 2017, the related statements of operations for the nine months ended September 30, 2018 and 2017, the related statements of comprehensive income for the nine months ended September 30, 2018 and 2017, the related statements of cash flows for the nine months ended September 30, 2018 and 2017, and the related condensed notes to the unaudited consolidated financial statements were previously filed as Item 1 of Energen’s Quarterly Report on Form 10-Q filed with the SEC on November 8, 2018 and are incorporated by reference as Exhibit 99.3 hereto and are incorporated by reference into this Item 9.01(a).

(b) Pro Forma Financial Information

The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2017, and for the nine months ended September 30, 2018, which combine the historical statements of consolidated operations of Diamondback and Energen, giving effect to the Merger and related transactions as if they had been consummated on January 1, 2017, the beginning of the earliest period presented. The unaudited pro forma condensed combined balance sheet combines the historical consolidated balance sheets of Diamondback and Energen as of September 30, 2018, giving effect to the Merger as if it had been consummated on September 30, 2018. The historical consolidated financial statements of Energen have been adjusted to reflect certain reclassifications in order to conform to Diamondback’s financial statement presentation. These unaudited pro forma condensed combined financial statements were previously filed by Diamondback with the SEC as Exhibit 99.1 to its Registration Statement on Form S-3 (File No. 333-228584) filed on November 29, 2018 and is incorporated by reference as Exhibit 99.4 hereto and are incorporated by reference into this Item 9.01(b).

(d) Exhibits

Exhibit Number	Description

4.1	Form of Indenture, dated September 1, 1996, between Energen and The Bank of New York as trustee (incorporated by reference to Exhibit 4(i) to Energen’s Registration Statement on Form S-3 (Registration No. 333-11239), filed with the SEC on August 30, 1996).

10.1*	Ninth Amendment to Second Amended and Restated Credit Agreement and Fourth Amendment to Amended and Restated Guaranty and Collateral Agreement, dated as of November 29, 2018, by and among Diamondback Energy, Inc., as parent guarantor, Diamondback O&G LLC, as borrower, certain other subsidiaries of Diamondback Energy, Inc., as guarantors, Wells Fargo Bank, National Association, as administrative agent, and the lenders party thereto.

23.1*	Consent of PricewaterhouseCoopers LLP.

99.1	Audited consolidated financial statements of Energen Corporation, comprised of the balance sheets as of December 31, 2017 and 2016, the related statements of operations for the years ended December 31, 2017, 2016 and 2015, the related statements of comprehensive income for the years ended December 31, 2017, 2016 and 2015, the related statements of shareholders’ equity for the years ended December 31, 2017, 2016 and 2015, the related statements of cash flows for the years ended December 31, 2017, 2016 and 2015, and the related notes to the audited consolidated financial statements (incorporated by reference to Energen’s Form 10-K filed with the SEC on February 28, 2018).

99.2	Unaudited consolidated financial statement of Energen Corporation, comprised of the balance sheet as of September 30, 2018 and December 31, 2017, the related statements of operations for the nine months ended September 30, 2018 and 2017, the related statements of comprehensive income for the nine months ended September 30, 2018 and 2017, the related statements of cash flows for the nine months ended September 30, 2018 and 2017, and the related condensed notes to the unaudited consolidated financial statements (incorporated by reference to Energen’s Form 10-Q filed with the SEC on November 8, 2018).

99.3	Unaudited Pro Forma Condensed Financial Statements (incorporated by reference to Exhibit 99.1 to Diamondback’s Registration Statement on Form S-3 (File No. 333-228584) filed with the SEC on November 29, 2018).

*	Filed herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIAMONDBACK ENERGY, INC.

Date: December 6, 2018
	By:	/s/ Teresa L. Dick
	Name:	Teresa L. Dick
	Title:	Chief Financial Officer, Executive Vice President and Assistant Secretary